ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	SEPTEMBER 30 DECEMBER 31
	2005	2004

ASSETS
Current
Cash and cash equivalents	$298,564	$182,305
Marketable securities	4,150,742	8,376,096
Accounts receivable and other	1,538,341	1,061,963
Loans receivable	153,200	252,745
Inventory	1,289,227	961,345
Prepaid expenses	304,439	183,616
Current portion of notes receivable	3,225	71,544
	7,737,738	11,089,614

Notes Receivable	5,160	4,992
Intangible Assets (note 5)	167,500	108,333
Property and Equipment (note 3 and 4)	4,757,610	594,303

	$12,668,008	$11,797,242

LIABILITIES
Current
Accounts payable and accrued liabilities	$88,318	$138,757
Deferred revenue	13,549	52,425
	101,867	191,182

Investor Deposit	-	100,254
	101,867	291,436

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
62,406,834 common shares at September 30, 2005
61,621,065 common shares at December 31, 2004	62,406	61,621
Additional paid-in capital	37,233,150	36,751,076

Deferred Compensation	-	(15,954)
Deficit	(25,068,039)	(25,368,953)
Accumulated Other Comprehensive Income	338,624	78,016
	12,566,141	11,505,806
Contingent Liabilities (Note 6)
	$12,668,008	$11,797,242

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	3 MONTHS ENDED SEPTEMBER 30		9 MONTHS ENDED SEPTEMBER 30
	2005	2004	2005	2004

Revenues
Sales and commissions	$1,358,240	$1,293,110	$3,121,833	$3,769,243
Other (Note 7)	310,000		310,000
	1,668,240	1,293,110	3,431,833	3,769,243
Cost Of Revenues	951,118	992,655	2,160,895	2,793,286
Gross Profit	717,122	300,455	1,270,938	975,957
Expenses
Operating expenses (Note 8)	496,165	284,249	1,134,788	875,096
Depreciation and amortization	36,805	26,111	103,028	69,552
	532,970	310,360	1,237,816	944,648
Income (Loss) Before Other Items	184,152	(9,905)	33,122	31,309

Other Items
Share of income of joint venture	-	-	-	5,670
Investment income	238,524	67,831	478,274	204,663
Legal claim costs (Note 7)	-	(15,000)	(210,482)	(40,000)
	238,524	52,831	267,792	170,333

Income From Continuing Operations	422,676	42,926	300,914	201,642
Gain On Disposition Of Business Operations		13,553		13,553
(Loss) From Discontinued Operations	-	(45,096)	-	(49,298)

Income For The Period	$422,676	$11,383	$300,914	$165,897

Basic And Diluted Income Per Share
Income from continuing operations	$0.007	$0.001	$0.005	$0.004
Income for the period	$0.007	$0.000	$0.005	$0.003

Weighted Average Number Of Shares Outstanding	62,406,834	55,797,804	62,242,289	55,282,280

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	9 MONTHS ENDED SEPTEMBER 30
	2005	2004

Cash Flows From Operating Activities
Income for the period from continuing operations	$300,914	$201,642
Non-cash items included in net Income (loss):
Depreciation and amortization	103,028	69,552
Stock based compensation	15,954	24,888
Joint Venture share of income	-	(5,670)
	419,896	290,412
Changes in operating working capital items:
Decrease (Increase) in accounts receivable	(476,378)	(1,206,341)
Decrease (Increase) in inventory	(327,882)	(552,054)
Increase (Decrease) in prepaid expenses	(120,823)	(105,086)
Increase (Decrease) in accounts payable and accrued liabilities	(50,439)	73,862
Decrease in deferred revenue	(38,876)	(40,942)
Net cash used in operating activities	(594,502)	(1,540,149)

Cash Flows From Investing Activities
Purchase of capital assets, net	(4,225,502)	(168,719)
Sale (Purchase) of short-term investments	4,225,354	(2,496,430)
Loan advances	99,545	(93,289)
Investment in intangible assets	(100,000)	(150,000)
Investment in joint venture	-	136,986
Note receivable	68,151	62,466
Net cash from (used in) Investing Activities	67,548	(2,708,986)

Cash Flows From Financing Activities
Issuance of share capital	-	3,000,000
Exercise of warrants	-	554,945
Exercise of options	382,605	352,144
Share issuance costs		(186,530)
Net cash from (used in) financing activities	382,605	3,720,559

Change In Cash And Cash Equivalents For The Period	(144,349)	(528,576)
Net Cash Used In Discontinued Operations		1,958
Cash And Cash Equivalents, Beginning Of Period	182,305	738,226
Effect Of Exchange Rates On Cash	260,608	55,339

Cash And Cash Equivalents, End Of Period	$298,564	$266,947

ABLEAUCTIONS.COM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company is high-tech auction technology company and a liquidator with operations in  the United States and Canada.  The Company earns revenues by broadcasting auctions live over the Internet, through the sale of merchandise from its liquidation operations, from the installation of Point-of-Sale software, and from its investment portfolio.

The Company's active operating subsidiaries at September 30, 2005 were:

Able Auctions (1991) Ltd., a Canadian-based auction business.

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business.

            Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Itrustee.Com Technologies Ltd., a Canadian-based business

Itrustee.Com International, Ltd. a US-based liquidation business.

0716590 B.C. Ltd., a Canadian-based real estate holding company.

0723074 B.C. Ltd., a Canadian-based real estate holding company.

The unaudited consolidated financial statements of the Company at September 30, 2005 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2005 are consistent with those used in fiscal 2004.  The results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2005.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2004 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 30, 2005.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

DISCONTINUED OPERATIONS

Effective September 1, 2004, the company abandoned the computer resale operations of 652297 B.C. Ltd., which operated as ANO Office Automation (ANO). The Company sold the exclusive right to the names of ANO and customer lists in consideration for payment of the greater of $571 per month or 3% of gross sales per month generated from clients in the ANO client database, to a maximum of $2,285 per month for a period of 2 years.  The minimum entitlement under the agreement of $13,553 has been recorded as Note Receivable.

3.

RELATED PARTY TRANSACTIONS

On February 24, 2005, the Company, through its wholly owned subsidiary, 0716590 B.C. Ltd., purchased the commercial building and property that the Company previously leased for use as its head office.  The property was purchased from a private company wholly owned by the spouse of the president and director of the Company.  The Company’s board of directors obtained three independent appraisals of the Property.  These appraisals were provided to a fourth independent appraiser who recommended the final purchase price to the board of directors.  The purchase price was below the average of the three valuations and was paid in cash by the Registrant.  Mr. Ladha abstained from voting.  The purchase price was $2,221,316, which was paid in cash.

4.

PROPERTY AND EQUIPMENT

a)

On May 4, 2005, the Company, through its wholly owned subsidiary 0723074 B.C. Ltd.,  purchased a single dwelling house for the purpose of rental income located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The purchase price was $242,411 and was paid in cash.

b)

On August 3, 2005, the company entered into a Contract of Purchase and Sale (the “Agreement”) for property located at 9643 King George Highway, Surrey, British Columbia V3T 2V3 (the “Property”).  The Agreement was subject to the company’s satisfactory investigation of the development potential of the Property.  This investigation was completed on August 9, 2005, at which time the company released to the seller, Imara Venture Ltd. (the “Seller”), a down payment of $41,195 to be credited against a total purchase price of $1,270,000.  The remaining balance was paid in cash on August 15, 2005.  The purchase price was negotiated between the Company and the Seller, who are not related to each other.

5.

INTANGIBLE ASSETS

On June 1, 2005,the Company made a cash payment in the amount of $100,000 to an unrelated third party as consideration for exclusive rights relating to that party’s auction services.

6.

CONTINGENT LIABILITIES

The Company is a defendant in several legal actions commenced by certain trade creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $75,000 and will be recorded at the time of that determination, if necessary.

7.

LEGAL CLAIM

During the 2004 year, the Company and its subsidiary iCollector.com Technologies Ltd (‘iCollector’) commenced a lawsuit against a former officer of iCollector for alleged breach of fiduciary duty.  During the nine month period ended September 30, 2005, the Company incurred legal and related costs totaling $210,482 related to this matter.  A judgment awarding damages was issued in favor of the Company and iCollector, for a total of $417,300.  The former officer appealed the judgement.  The claim was subsequently settled for an amount of $310,000 which in included in Other Revenue.

8.

OPERATING EXPENSES

3 MONTHS ENDED SEPTEMBER 30			9 MONTHS ENDED SEPTEMBER 30
	2005	2004	2005	2004

Operating Expenses
Accounting and legal	$2,953	$12,710	$32,640	$92,261
Advertising and promotion	23,052	22,751	73,921	66,126
Automobile	1,488	1,639	3,858	4,028
Bad debts	87,282	-	87,282	20,000
Commission	62,503	68,676	106,414	205,400
Consulting	-	1,506	-	5,328
Insurance	8,848	3,610	14,679	10,544
Investor relations and shareholder information	10,320	9,886	26,214	17,726
Management fees	19,500	17,555	57,310	52,667
Office and administration	25,204	23,144	72,012	59,708
Property Tax	275	-	30,006	-
Rent and utilities	15,135	26,654	20,752	83,662
Repairs and maintenance	3,824	4,884	10,852	10,078
Salaries and benefits	189,956	60,712	478,150	162,656
Telephone	12,551	14,387	39,340	34,390
Travel	8,097	22,982	36,027	37,911
Website Maintenance	25,177	(6,848)	45,331	12,611
Total operating expenses	496,165	284,249	1,134,788	875,096